AMENDED AND RESTATED DISTRIBUTION CONTRACT

PIMCO Interval Funds

1633 Broadway

New York, New York 10019

March 21, 2018

PIMCO Investments LLC

1633 Broadway

New York, New York 10019

Dear Sirs:

This will confirm the agreement between the undersigned closed-end investment companies listed on Schedule A attached hereto (each, a “Fund”) and you (the “Distributor”) amending and restating the Distribution Contract dated December 14, 2016, as follows:

1.        Description of Funds and Classes of Shares. Each Fund is a closed-end investment company registered under the Investment Company Act of 1940, as amended (together with the rules and regulations thereunder, the “1940 Act”). This Contract shall pertain to each Fund listed on Schedule A (attached hereto), as amended from time to time, and to such additional investment portfolios as shall be designated in Supplements or Addendums to this Contract, as further agreed between the Fund and the Distributor. Each Fund currently offers its common shares of beneficial interest, $0.00001 par value, in one or more classes as set forth in Schedule A, as amended from time to time (each, a “Class” of shares). Each Fund engages in the business of investing and reinvesting its assets in the manner and in accordance with the investment objectives and restrictions specified in the Fund’s then current Prospectus and Statement of Additional Information (together, with respect to each Fund, the “Prospectus”) included in the Fund’s Registration Statement, as amended from time to time (with respect to each Fund, the “Registration Statement”), as filed by the Fund under the 1940 Act and the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the “1933 Act”), as applicable. Copies of the documents referred to in the preceding sentence have been furnished to the Distributor. Any amendments to those documents shall be furnished to the Distributor promptly. Funds that offer Class A shares have adopted a Distribution and Servicing Plan in accordance with Rule 12b-1 under the 1940 Act with respect to the Class A shares (the “Class A Plan”). Each Fund may adopt servicing and/or distribution plans with respect to other share classes that may be established by the Funds in the future (together with the Class A Plan, the “Plans”), as may be reflected in one or more amendments to this Agreement pursuant to Section 17 hereof.

2.        Appointment and Acceptance. Each Fund hereby appoints the Distributor as a distributor of common shares of beneficial interest in the Fund (the “Shares”) which may from time to time be registered under the 1933 Act and as servicing agent of shareholders and shareholder accounts of the Fund, and the Distributor hereby accepts such appointment in accordance with the terms and conditions set forth herein. As each Fund’s agent, the Distributor shall, except to the extent provided in Section 3 hereof, be the exclusive distributor for the unsold portion of the Shares.

3.        Sale of Shares to Distributor and Sales by Distributor. The Distributor will have the right, as agent, to sell Shares of each Class of each Fund directly to the public against orders therefor at the net asset value of the Share Class, plus in the case of any Classes subject to an initial sales charge, any such sales charge as set forth in the Fund’s Prospectus. The Distributor will also have the right, as agent, to sell Shares of each Class of a Fund indirectly to the public through broker-dealers who are members of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and who are acting as introducing brokers pursuant to clearing agreements with the Distributor (“introducing brokers”), to broker-dealers which are members of FINRA and who have entered into selling agreements with the Distributor (“participating brokers”) or through other financial intermediaries, in each case against orders therefor. The price for introducing brokers, participating brokers and other financial intermediaries shall be the net asset value of the Shares, plus in the case of any Classes subject to an initial sales charge, any such sales charge as set forth in the Prospectus, unless waived.

Each Fund shall sell through the Distributor, as the Fund’s agent, Shares to eligible investors as described in the Prospectus. All orders through the Distributor shall be subject to acceptance and confirmation by the Fund. The Fund shall have the right, at its election, to deliver either Shares issued upon original issue or treasury Shares.

Prior to the time of transfer of any Shares by a Fund to, or on the order of, the Distributor or any introducing broker, participating broker or other financial intermediary, the Distributor shall pay or cause to be paid to the Fund or to its order an amount in New York clearing house funds equal to the applicable net asset value of the Shares. Upon receipt of registration instructions in proper form, the Distributor will transmit or cause to be transmitted such instructions to a Fund or its agent for registration of the Shares purchased.

The public offering price of the Shares shall be the net asset value of such Shares, plus any applicable sales charge as set forth in the Prospectus, unless waived. In no event will any applicable sales charge or underwriting discount exceed the limitations on permissible sales loads imposed by Section 22(b) of the 1940 Act and Rule 2341(d) of the Conduct Rules of the FINRA, as either or both may be amended from time to time.

On every sale, each Fund shall receive the net asset value of the Shares. The net asset value of the Shares shall be determined in the manner provided in the Fund’s Agreement and Declaration of Trust, as amended or restated from time to time (with respect to each Fund, its “Declaration of Trust”), and Bylaws, as amended or restated from time to time (with respect to each Fund, its “Bylaws”). In the case of any Classes subject to an initial sales charge, the Distributor may retain so much of any sales charge or underwriting discount as is not allowed by the Distributor as a concession to dealers and such sales charge or underwriting discount shall be in addition to any fee paid to the Distributor as described in Section 7 hereof. Any early withdrawal charge imposed on repurchases of a Class of Shares upon the terms and conditions set forth in the Prospectus shall be paid to the Distributor in addition to the fees with respect to such Class set forth in Section 7 hereof. Each Fund will take such steps as are commercially reasonable to track on a share-by-share basis the aging of its Shares for purposes of calculating any early withdrawal charge that may be in effect pursuant to the Prospectus.

4.        Additional Duties of the Distributor: Anti-Money Laundering Program. Each Fund delegates to the Distributor, and the Distributor accepts such delegation of the responsibility to take such steps as may be necessary or desirable to implement the Fund’s Mutual Fund Anti-Money Laundering Program (the “AML Program”).1 In this regard, the Distributor represents, warrants and contractually agrees to be legally bound to each Fund as follows:

The Distributor:

a.	consents to fulfill its obligation under the AML Program as a condition to continuing its services to the Fund;

b.

consents to abide by the relevant provisions of the AML Manual and be subject to periodic, independent audits of its overall performance under the AML Program (as set forth in the AML Manual) to be performed on behalf of the Fund by personnel of Pacific Investment Management Company LLC (“PIMCO”) or by an external auditor appointed by PIMCO;

c.

agrees to provide to appropriate federal regulatory representatives (including, but not limited to, representatives of the Securities and Exchange Commission) and the Fund, upon reasonable request from time to time, with information relating to (i) the AML Program and (ii) any anti-money laundering activities with respect to the Fund conducted by the Distributor under its own anti-money laundering program; and,

d.

consents to inspection by federal regulatory representatives (including, but not limited to, representatives of the Securities and Exchange Commission) with respect to (i) the AML Program and (ii) any anti-money laundering activities with respect to the Fund conducted by the Distributor under its own anti-money laundering program.

5.        Sales of Shares by a Fund. In addition to sales by the Distributor, each Fund reserves the right to issue Shares at any time directly to its shareholders as a stock dividend or stock split or to sell Shares to its shareholders or other persons at not less than net asset value to the extent that the Fund, its officers, or other persons associated with the Fund participate in the sale, or to the extent that the Fund or the transfer agent for its Shares receive purchase requests for Shares.

6.        Fees. The Distributor shall receive from each Fund fees at the rates and under the terms and conditions of any Plan adopted by the Fund, as each such Plan is in effect from time to

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The AML Program is required by various rules promulgated under the Bank Secrecy Act (the “AML Program Rules”) and is described in the Pacific Investment Management Company LLC Anti-Money Laundering Policies Manual (the “AML Manual). The Distributor relies on PIMCO to perform some or all of its obligations under the AML Program Rules pursuant to Securities and Exchange Commission guidance.

time, and subject to any further limitations on such fees as the Board may impose. As set forth in each Plan, a Fund’s Trustees may at any time and from time to time, reduce the amount of payments pursuant to the Plan, or may suspend the operation of the Plan for such period or periods of time as they may determine. The Distributor shall receive no compensation from a Fund for services as distributor of the Institutional Class Shares.

7.        Reservation of Right Not to Sell. Each Fund reserves the right to refuse at any time or times to sell any of its Shares for any reason deemed adequate by it.

8.        Use of Sub-Agents; Non-Exclusivity. The Distributor may employ such sub-agents, including one or more participating brokers or introducing brokers, for the purposes of selling Shares of such Classes of a Fund as the Distributor, in its sole discretion, shall deem advisable or desirable. The Distributor may enter into similar arrangements with other issuers and, except to the extent necessary to perform its obligations hereunder, nothing herein shall be deemed to limit or restrict the right of the Distributor, or any affiliate of the Distributor, or any employee of the Distributor, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

9.        Basis of Purchases and Sales of Shares. The Distributor’s obligation to sell Shares hereunder shall be on a best efforts basis only and the Distributor shall not be obligated to sell any specific number of Shares. Shares will be sold by the Distributor only against orders therefor. The Distributor will not purchase Shares from anyone other than the Fund except in accordance with Section 8 hereof, and will not take “long” or “short” positions in Shares of a Fund contrary to any applicable provisions of the Fund’s Declaration of Trust.

10.        Rules of Securities Associations, etc. As each Fund’s agent, the Distributor may sell and distribute Shares in such manner not inconsistent with the provisions hereof and the Fund’s Prospectus as the Distributor may determine from time to time. In this connection, the Distributor shall comply with all laws, rules and regulations applicable to it, including, without limiting the generality of the foregoing, all applicable rules or regulations under the 1940 Act and of any securities association registered under the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the “1934 Act”). The Distributor will conform to the Conduct Rules of FINRA and the securities laws of any jurisdiction in which it sells, directly or indirectly, any Shares, as applicable. The Distributor also agrees to furnish to each Fund sufficient copies of any agreement or plans it intends to use in connection with any sales of Shares of the Fund in adequate time for the Fund to file and clear them with the proper authorities before they are put in use, and not to use them until so filed and cleared. For the avoidance of doubt, and without limiting the generality of the foregoing, the Distributor is responsible for administering, or causing to be administered, shareholder requests regarding rights of accumulation, letters of intent or other requests for shareholder breakpoints, to the extent applicable.

11.        Independent Contractor. The Distributor shall be an independent contractor and neither the Distributor nor any of its officers or employees as such, is or shall be an employee of a Fund. The Distributor is responsible for its own conduct and the employment, control and conduct of its agents and employees and for injury to such agents or employees or to others through its agents or employees. The Distributor assumes full responsibility for its agents and employees under applicable statutes and agrees to pay all employer taxes thereunder.

12.        Registration and Qualification of Shares. Each Fund agrees to execute such papers and to do such acts and things as shall from time to time be reasonably requested by the Distributor for the purpose of qualifying and maintaining qualification of the Shares for sale under the so-called Blue Sky Laws of any state or for maintaining the registration of the Fund under the 1933 Act and the 1940 Act, to the end that there will be available for sale from time to time such number of Shares as the Distributor may reasonably be expected to sell. The Fund shall advise the Distributor promptly of (a) any action of the Securities and Exchange Commission or any authorities of any state or territory, of which it may be advised, affecting registration or qualification of the Fund or the Shares thereof, or rights to offer such Shares for sale and (b) the happening of any event which makes untrue any statement or which requires the making of any change in the Registration Statement or Prospectus in order to make the statements therein not misleading.

13.        Securities Transactions. Each Fund agrees that the Distributor may effect a transaction on any national securities exchange of which it is a member for the account of the Fund which is permitted by Section 11(a) of the 1934 Act.

14.        Expenses.

(a)        The Distributor shall from time to time employ or associate with it such persons as it believes necessary to assist it in carrying out its obligations under this Contract. The compensation of such persons shall be paid by the Distributor.

(b)        The Distributor shall pay all expenses incurred in connection with its qualification as a dealer or broker under Federal or state law.

(c)        The Distributor will pay all expenses of preparing, printing and distributing advertising and sales literature as such expenses relate to the Shares (apart from expenses of registering Shares under the 1933 Act and the 1940 Act and the preparation and printing of prospectuses and reports for shareholders as required by said Acts and the direct expenses of the issue of Shares, except that the Distributor will pay the cost of the preparation and printing of prospectuses and shareholders’ reports used by it in the sale of Shares that are prepared and printed after and not in connection with the initial registration of a Fund’s Shares under the 1933 Act (i.e., in connection with the effectiveness of the Fund’s initial registration statement on Form N-2)). For the avoidance of doubt, each Fund is responsible for such expenses that are organizational and offering expenses of the Fund as specified in Section 6(b)(xii) of the Amended and Restated Investment Management Agreement dated March 21, 2018 between the Funds and Pacific Investment Management Company LLC.

(d)        Each Fund shall pay or cause to be paid all expenses incurred in connection with (i) the preparation, printing and distribution to shareholders of the Prospectus and reports and other communications to existing shareholders, (ii) future registrations of Shares under the 1933 Act and the 1940 Act, (iii) amendments of the Registration Statement subsequent to the initial public offering of Shares, (iv) qualification of Shares for sale in jurisdictions designated by the Distributor, including under the securities or so-called “Blue Sky” laws of any State, (v) qualification of the Fund as a dealer or broker under the laws of jurisdictions designated by the Distributor, (vi) qualification of the Fund as a foreign corporation authorized to do business in any jurisdiction if the Distributor determines that such qualification is necessary or desirable for the purpose of facilitating sales of Shares, (vii) maintaining facilities for the issue and transfer of Shares, (viii) conducting any repurchase offers for Shares of the Fund pursuant to Rule 23c-3 under the 1940 Act or otherwise; (ix) supplying information, prices and other data to be furnished by the Fund under this Contract; and (x) any expenses assumed by the Fund with regard to Class A shares of each Fund pursuant to the Class A Plan.

(e)        Each Fund shall pay any original issue taxes or transfer taxes applicable to the sale or delivery of Shares or certificates therefor.

15.        Indemnification of Distributor. Each Fund shall prepare and furnish to the Distributor from time to time such number of copies of the most recent form of the Fund’s Prospectus filed with the Securities and Exchange Commission as the Distributor may reasonably request. Each Fund authorizes the Distributor to use its Prospectus, in the form furnished to the Distributor from time to time, in connection with the sale of Shares. Each Fund shall indemnify, defend and hold harmless the Distributor, its officers and trustees and any person who controls the Distributor within the meaning of the 1933 Act, from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Distributor, its officers and trustees or any such controlling person may incur under the 1933 Act, the 1940 Act, the common law or otherwise, arising out of or based upon any alleged untrue statement of a material fact contained in the Fund’s Registration Statement or the Fund’s Prospectus or arising out of or based upon any alleged omission to state a material fact required to be stated in either or necessary to make the statements in either not misleading. This Contract shall not be construed to protect the Distributor against any liability to a Fund or its shareholders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Contract. With respect to each Fund, this indemnity agreement is expressly conditioned upon the Fund being notified of any action brought against the Distributor, its officers or directors or any such controlling person, which notification shall be given by letter or by telegram addressed to the Fund at its principal office in New York, New York, and sent to the Fund by the person against whom such action is brought within 10 days after the summons or other first legal process shall have been served. The failure to notify the Fund of any such action shall not relieve the Fund from any liability which it may have to the person against whom such action is brought by reason of any such alleged untrue statement or omission otherwise than on account of the indemnity agreement contained in this Section 15. The Fund shall be entitled to assume the defense of any suit brought to enforce any such claim, demand or liability, but, in such case, the defense shall be conducted by counsel chosen by the Fund and approved by the Distributor. If the Fund elects to assume the defense of any such suit and retain counsel approved by the Distributor, the defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by any of them, but in the case the Fund does not elect to assume the defense of any such suit, or in the case the Distributor does not approve of counsel chosen by the Fund, the Fund will reimburse the Distributor, its officers and directors or the controlling person or persons named as defendant or defendants in such suit, for the fees and expenses of any counsel retained by the Distributor or them. In addition, with respect to each Fund, the Distributor shall have the right to employ counsel to represent it, its officers and directors and any such controlling person who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Distributor against the Fund hereunder if in the reasonable judgment of the Distributor it is advisable for the Distributor, its officers and directors or such controlling person to be represented by separate counsel, in which event the fees and expenses of such separate counsel shall be borne by the Fund. This indemnity agreement and each Fund’s representations and warranties in this Contract shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Distributor, its officers and directors or any such controlling person. This indemnity agreement shall inure exclusively to the benefit of the Distributor and its successors, the Distributor’s officers and directors and their respective estates and any such controlling persons and their successors and estates. Each Fund shall promptly notify the Distributor of the commencement of any litigation or proceedings against it in connection with the issue and sale of any Shares.

16.        Indemnification of Fund. The Distributor agrees to indemnify, defend and hold harmless each Fund, its officers and Trustees and any person who controls the Fund within the meaning of the 1933 Act, from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Fund, its officers or Trustees or any such controlling person, may incur under the 1933 Act, the 1940 Act, the common law or otherwise, but only to the extent that such liability or expense incurred by the Fund, its officers or Trustees or such controlling person resulting from such claims or demands shall arise out of or be based upon (a) any alleged untrue statement of a material fact contained in information furnished in writing by the Distributor to the Fund specifically for use in the Fund’s Registration Statement or the Fund’s Prospectus or shall arise out of or be based upon any alleged omission to state a material fact in connection with such information required to be stated in the Registration Statement or the Prospectus or necessary to make such information not misleading, (b) any alleged act or omission on the Distributor’s part as the Fund’s agent that has not been expressly authorized by the Fund in writing, and (c) any claim, action, suit or proceeding which arises out of or is alleged to arise out of the Distributor’s failure to exercise reasonable care and diligence with respect to its services rendered in connection with investment, reinvestment, employee benefit and other plans for Shares. The foregoing rights of indemnification shall be in addition to any other rights to which the Fund or a Trustee may be entitled as a matter of law. With respect to each Fund, this indemnity agreement is expressly conditioned upon the Distributor being notified of any action brought against the Fund, its officers or Trustees or any such controlling person, which notification shall be given by letter or telegram addressed to the Distributor at its principal office in New York, New York, and sent to the Distributor by the person against whom such action is brought, within 10 days after the summons or other first legal process shall have been served. The failure to notify the Distributor of any such action shall not relieve the Distributor from any liability which it may have to the Fund, its officers or Trustees or such controlling person by reason of any alleged misstatement, omission, act or failure on the Distributor’s part otherwise than on account of the indemnity agreement contained in this Section 16. The Distributor shall have a right to control the defense of such action with counsel of its own choosing and approved by the Fund if such action is based solely upon such alleged misstatement, omission, act or failure on the Distributor’s part, and in any other event the Fund, its officers and Trustees or such controlling person shall each have the right to participate in the defense or preparation of the defense of any such action at their own expense. If the Distributor elects to assume the defense of any such suit and retain counsel approved by a Fund, the defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by any of them, but in case the Distributor does not elect to assume the defense of any such suit, or in the case the Fund does not approve of counsel chosen by the Distributor, the Distributor will reimburse the Fund, its officers and Trustees or the controlling person or persons named as defendant or defendants in such suit, for the fees and expenses of any counsel retained by the Fund or them. In addition, each Fund shall have the right to employ counsel to represent it, its officers and Trustees and any such controlling person who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Fund against the Distributor hereunder if in the reasonable judgment of the Fund it is advisable for the Fund, its officers and Trustees or such controlling person to be represented by separate counsel, in which event the fees and expense of such separate counsel shall be borne by the Distributor. With respect to each Fund, this indemnity agreement and the Distributor’s representations and warranties in this Contract shall remain operative and in full force and effect regardless of any investigation made by or on behalf of a Fund, its officers and Trustees or any such controlling person. With respect to each Fund, this indemnity agreement shall inure exclusively to the benefit of the Fund and its successors, the Fund’s officers and Trustees and their respective estates and any such controlling persons and their successors and estates. The Distributor shall promptly notify a Fund of the commencement of any litigation or proceedings against it in connection with the issue and sale of any Shares.

17.        Assignment Terminates this Contract; Amendments of this Contract. This Contract shall automatically terminate with respect to a Fund, without the payment of any penalty, in the event of its assignment with respect to that Fund. This Contract may be amended only if such amendment be approved either by action of the Trustees of the Fund or at a meeting of the shareholders of the Fund by the affirmative vote of a majority of the outstanding Shares of the Fund, and by a majority of the Trustees of the Fund who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of any Plan or this Contract by vote cast in person at a meeting called for the purpose of voting on such approval.

18.        Effective Period and Termination of this Contract. This Contract shall take effect with respect to each Fund as of the close of business on the Effective Date for such Fund listed in Schedule A (and with respect to any amendment, or with respect to any additional fund, the date of the amendment or supplement hereto or Effective Date for such additional fund, as applicable), and shall remain in full force and effect for such Fund (unless terminated automatically as set forth in Section 18 hereof) continuously as to a Fund or a Class of a Fund until terminated:

(a)        Either by a Fund or such Class or the Distributor by not more than sixty (60) days’ nor less than thirty (30) days’ written notice delivered or mailed by registered mail, postage prepaid, to the other party; or

(b)        Automatically as to a Fund or any Class, until the earlier of two years from the Effective Date for such Fund or such earlier date as determined by resolution of the Fund’s Board of Trustees, or upon the expiration of one year from the effective date of the last continuance of this Contract, whichever is later, if the continuance of this Contract is not specifically approved at least annually by the Trustees of such Fund or the shareholders of the Fund or such Class, by the affirmative vote of a majority of the outstanding Shares of the Fund or such Class; and by a majority of the Trustees of such Fund who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of any Plan or this Contract by vote cast in person at a meeting called for the purpose of voting on such approval.

Action by a Fund or a Class of a Fund under (a) above may be taken either (i) by vote of the Trustees of the Fund, or (ii) by the affirmative vote of a majority of the outstanding Shares of the Fund or such Class, as applicable. The requirement under (b) above that the continuance of this Contract be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act.

Termination of this Contract pursuant to this Section 18 shall be without the payment of any penalty.

If this Contract is terminated or not renewed with respect to one or more Funds or Classes it may continue in effect with respect to any other Fund or Class as to which it has not been terminated (or has been renewed).

19.        Limited Recourse. The Distributor hereby acknowledges that a Fund’s obligations hereunder with respect to any distribution fee or servicing fee or early withdrawal charge payable with respect to the Shares of any Class of the Fund are binding only on the assets and property belonging to such Class.

20.        Several Agreement of Each Fund. This Contract, including all covenants, representations, warranties, and undertakings of any kind shall be construed so as to give effect to the intention of the parties that this Contract constitutes a separate agreement between each Fund and the Distributor. The parties acknowledge and agree that the rights and obligations of each Fund hereunder, including as to any fees payable by the Fund to the Distributor or liabilities or other obligations of the Distributor to the Fund or of the Fund to the Distributor, shall be several and independent of one another and neither joint nor joint and several with respect to any other Fund. Notwithstanding anything to the contrary contained in this Contract, each party acknowledges and agrees that the sole source of payment of the obligations of any Fund hereunder shall be the assets of such Fund, and that the Distributor shall have no right of recourse or offset against the revenues and assets of any other Fund.

21.        Certain Definitions. For the purposes of this Contract, the “affirmative vote of a majority of the outstanding Shares” means the affirmative vote, at a duly called and held meeting of shareholders, (a) of the holders of 67% or more of the Shares of a Fund or Class, as the case may be, present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding Shares of the Fund or Class, as the case may be, entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding Shares of a Fund or Class, as the case may be, entitled to vote at such meeting, whichever is less.

For the purposes of this Contract, the terms “interested persons” and “assignment” shall have the meanings defined in the 1940 Act, subject, however, to such exemptions or interpretations as may be granted or issued by the Securities and Exchange Commission or its staff under said Act. With respect to each Fund, certain other items used herein that are not otherwise defined have the meaning given in the Fund’s Prospectus or constituent agreements or documents of the Fund.

Each Fund’s Declaration of Trust, a copy of which is on file in the Office of the Secretary of State of the Commonwealth of Massachusetts, provides that the name of each Fund to which the Declaration of Trust applies refers to the Trustees under the Declaration of Trust collectively as Trustees and not as individuals or personally, and that no shareholder, trustee, officer, employee or agent of the Fund shall be subject to claims against or obligations of the Fund (or a particular Class of Shares) to any extent whatsoever, but that the Fund (or Class of Shares) shall only be liable.

If the foregoing correctly sets forth the agreement between the Funds and the Distributor, please so indicate by signing and returning to the Funds the enclosed copy hereof.

Very truly yours,

Each Fund listed in Schedule A hereto (with respect to each Fund, severally and neither jointly nor jointly and severally with any other Fund)

By:	/s/ Peter G. Strelow
Title:	President

ACCEPTED:

PIMCO INVESTMENTS LLC

By:	/s/ Eric Sutherland
Title:	President

Schedule A

List of PIMCO-Sponsored Interval Funds

Fund	Effective Date	Share Class(es)

PIMCO Flexible Credit Income Fund	December 14, 2016	Institutional Class Class A

PIMCO Flexible Municipal Income Fund	March 21, 2018	Institutional Class

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